EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

REGENXBIO Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share, to be issued under the Company’s 2015 Equity Incentive Plan	Other	1,981,975	$5.895(3)	$11,683,742.625 (3)	0.0001531	$1,788.781
Total Offering Amounts					$11,683,742.625		$1,788.781
Total Fee Offsets							$-
Net Fee Due							$1,788.781

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Common Stock that become issuable in respect of such securities by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)
Represents additional shares of the registrant’s Common Stock reserved for issuance under the registrant’s 2015 Equity Incentive Plan (the “2015 Plan”) pursuant to the provisions of the 2015 Plan that provide for an automatic annual increase in the number of such shares.
(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, and based upon the average of the high and low prices of the registrant’s Common Stock as reported on The Nasdaq Global Select Market on March 11, 2025.